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                                                                    Exhibit 10.8

                                AMENDMENT #1 TO
                                LICENSE AGREEMENT

         THIS AMENDMENT #1 TO LICENSE AGREEMENT (this "Amendment #1"), dated as of October 1, 2004 (the "Effective Date"), is made by and between Adolor Corporation, a Delaware corporation having its principal office at 700 Pennsylvania Drive, Exton, Pennsylvania 19341 ("Adolor"), and EpiCept Corporation, a Delaware corporation having its principal office at 270 Sylvan Avenue, Englewood Cliffs, New Jersey 07632 ("EpiCept"). Adolor and EpiCept are each sometimes referred to individually as a "Party" and together as the "Parties."

         WHEREAS, Adolor and EpiCept entered into that certain License Agreement dated July 23, 2003 (the "Agreement"); and

         WHEREAS, Adolor and EpiCept desire to amend the Agreement to facilitate their respective clinical development activities.

         NOW, THEREFORE, in consideration of the foregoing premises and the representations, covenants and agreements contained herein, Adolor and EpiCept, intending to be legally bound, hereby agree as follows:

1. Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Agreement.

2.       A new Section 3.4(c)is hereby added to the Agreement as follows:

         Mutual Coordination. The Parties acknowledge and agree that coordination of their independent pre-clinical and clinical activities with respect to LidoPAIN SP may be mutually beneficial. Prior to implementing any protocols intended to lead to marketing approval of Licensed Products in a Party's territory, each Party, or its respective Affiliate, licensee or sublicensee, as applicable, shall provide its protocols to the other Party's contact person for review and comment. The receiving Party shall have the right to provide the submitting Party, or its Affiliate, licensee or sublicensee, as applicable, with comments regarding any protocol within ten (10) days after the receiving Party's receipt of the protocol. The submitting Party, or its Affiliate, licensee or sublicensee, as applicable, shall take such comments into consideration, provided that the submitting Party shall retain final decision-making authority with respect to any and all protocols.

         EpiCept agrees that pursuant to this Section 3.4(c) EpiCept shall provide at no cost to Adolor clinical trial data generated from EpiCept's European clinical trial EPC 2004-01. EpiCept agrees to provide the data in form and format reasonably requested by Adolor to facilitate filing such data with the FDA. EpiCept agrees that Adolor shall have the full right to use the clinical trial data for development, regulatory and commercialization of Licensed Products. Adolor agrees to provide to EpiCept, to the extent that it would not violate the terms of any agreement between Adolor and a third party, in form and format reasonably requested by EpiCept, data generated by Adolor relating to the lidocaine patches manufactured



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         by Corium International, Inc. ("Corium") which data is necessary for
         EpiCept's use of such lidocaine patches in EpiCept's European clinical trial EPC 2004-01, including without limitation stability and toxicology data provided that it is understood that Adolor will not be required to provide any data which it would not generate for its own use. Adolor agrees that EpiCept shall have the full right to use such data for the development, regulatory and commercialization of sterile lidocaine patches.

3.       A new Section 3.10(e) is hereby added to the Agreement as follows:

         Clinical and Commercial Supply. The Parties acknowledge that Adolor is working with Corium to develop and supply for Adolor a sterile lidocaine patch for clinical and commercial supply. As provided in
         Section 3.10(d), Adolor consents to EpiCept negotiating and entering into a contract with Corium pursuant to which Corium manufactures for and supplies to EpiCept clinical and commercial supplies of sterile lidocaine patches for use by EpiCept, its Affiliates or licensees outside the Territory. Adolor shall advise Corium that Corium may disclose confidential information regarding the lidocaine patch manufactured by Corium to EpiCept which information is required by EpiCept to use the lidocaine patch manufactured by Corium in EpiCept's European clinical trial EPC 2004-0l. With respect to clinical supplies for EpiCept's European clinical trial EPC 2004-01, such patches shall have the same specifications as the sterile lidocaine patches which Corium is manufacturing' for Adolor. Within five (5) business days after written request of EpiCept, Adolor shall give written notice of such consent to Corium. The terms of such purchase and supply shall be the subject of a separate agreement between EpiCept and Corium. Neither party makes any representation and warranty with respect to (i) supplies of sterile lidocaine patches purchased by either party from Corium, (ii) analytical methods, release specifications, or any data or information related to supplies of sterile lidocaine patches purchased by either party from Corium. EpiCept and Adolor expressly acknowledge and agree that neither party shall have any liability whatsoever to the other party for any such sterile lidocaine patches purchased by a party from Corium, analytical methods, release specifications, any data or information or otherwise. As additional examples and in no way limiting the foregoing, neither party makes any representation and warranty (i) that any such sterile lidocaine patch made, used, sold or otherwise purchased by either party from Corium is or will be free from infringement of patents, copyrights, trademarks, industrial design or other intellectual property rights of any Third Party; (ii) regarding the effectiveness, value, safety, non toxicity, patentability, or design of any such sterile lidocaine patch; and/or (iii) the accuracy or completeness of any data or information provided by Corium to either party. ADOLOR AND EPICEPT EXPRESSLY DISCLAIM AND RENOUNCE ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

         This Amendment may be executed in counterparts and such counterparts taken together shall constitute one and the same agreement. This Amendment may be executed


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by facsimile signatures, which signatures shall have the same force and effect as original signatures.

         With respect to the foregoing amended and new sections, if there is a conflict between the terms of the Agreement and the terms of this Amendment, the terms of this Amendment shall govern.

         Except as set forth in this Amendment #1, the Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, duly authorized representatives of the Parties have duly executed this Amendment #1 as of the Effective Date.

                                             EPICEPT CORPORATION


                                             By: /s/ John V. Talley
                                                --------------------------------
                                             Name:  John V. Talley
                                             Title: Chief Executive Officer


                                             ADOLOR CORPORATION


                                             By: /s/ Michael R. Dougherty
                                                 -------------------------------
                                             Name:  Michael R. Dougherty
                                             Title: Senior Vice President, Chief
                                                    Operating Officer and Chief
                                                    Financial Officer